UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 20, 2005
Sentex Sensing Technology, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	001-13337	22-2333899

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 East 9th Street Cleveland, Ohio	44114

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (216) 687-0289

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On November 20, 2005, Sentex Sensing Technology, Inc. (the “Company”) entered into a Contribution and Investment Agreement (the “Investment Agreement”) with JJJ-RT, LLC (“JJJ-RT”), Regency Technologies, Inc. (“Regency”), a wholly owned subsidiary of the Company, and Regency Acquisition, LLC (“New LLC”), a wholly owned subsidiary of Regency. Under the Investment Agreement, Regency contributed all of its operating assets to New LLC and New LLC assumed all of the obligations of Regency except for amounts due Robert Kendall, Chief Executive of the Company, of about $200,000 and certain inter-company accounts payable between Regency and the Company in the amount of $47,000, and JJJ-RT has the right to invest up to $800,000 in New LLC on an as-needed basis. The members of JJJ-RT will primarily control when any such investments are made. For every $10,000 of capital JJJ-RT invests into New LLC, JJJ-RT would be entitled to 1% of the equity interest until it owned 50% of the interests of New LLC. These investments by JJJ-RT would dilute the Company’s interests in New LLC. The majority members of JJJ-RT are James Levine, the Executive Vice President of Regency, and Julius Hess, a former director and executive officer of the Company and a current officer of Regency. Mr. Levine and Mr. Hess are the sons-in-law of Mr. Kendall.
JJJ-RT would not be entitled to purchase any further equity interests beyond a 50% interest until the later of (a) the date the Company had another operating business or (b) January 31, 2006 (the “Event Date”), as set forth in the Investment Agreement. If the executive management determines that more than $500,000 in funds are required to be invested in New LLC prior to the Event Date, then such funds may be invested in New LLC as a loan, which principal amount of the loan may be converted into equity interests of New LLC after the Event Date at a rate of 1% of equity interest for each $10,000 of principal that is converted. Upon conversion of any such loans, all accrued interest on that portion of the converted principal will be forgiven. JJJ-RT would not have the right to purchase more than 80% of the equity interests in New LLC, whether by a direct investment in cash or upon conversion of any loans under the terms of the Investment Agreement, without further agreement from the Company.
The Investment Agreement was subject to the receipt of a fairness opinion (the “Fairness Opinion”) as to the fairness to the shareholders of the Company of the transactions described therein from a financial point of view. The Fairness Opinion was received by the Company on November 25, 2005. The Fairness Opinion was prepared by Kline & London CPAs, Inc. (“Kline & London”). Kline & London had not previously provided services or received fees from the Company or Regency. Kline & London’s fees for this engagement were not contingent upon a favorable opinion, and they have no verbal, written or implied agreement to provide future services or receive future fees from the Company or Regency.
The Company, together with the other parties to the Investment Agreement, determined that JJJ-RT should receive 1% equity in New LLC for each 10,000 invested. Such amount of compensation was not recommended by Kline & London. However, after reviewing and relying upon material relating to the financial and operating conditions of the Company and Regency, including (a) the Investment Agreement, (b) the Operating Agreement of New LLC, (c) the annual filings with the Securities and Exchange Commission (“SEC”) for the three years ended November 30, 2002, 2003 and 2004, (d) the quarterly reports filed with the SEC for the first three quarters of 2005, (e) internal financial analyses and forecasts for the Company and Regency prepared by certain members of the senior management of the Company and Regency, and (f) certain publicly available information with respect to the Company and Regency and other companies engaged in similar operations, and after conducting discussions with executive management of the Company, Regency and JJJ-RT concerning historical financial performance and future business prospects and forecasts and reviewing summary reports prepared by a financial advisor engaged to raise capital for the Company, Kline & London provided its opinion that the terms of the Investment Agreement are fair, from a financial point of view, to the Company’s shareholders.
No limitations were imposed by the Company on the scope of the investigation by Kline & London. The Fairness Opinion will be made available for inspection and copying at the principal executive office of the Company during regular business hours by any interested equity security holder.
The Company will not receive any of the invested cash from JJJ-RT as a payment for its existing equity interest in Regency, and will be diluted with each sale of equity interests to JJJ-RT. The Company believes, however, that this transaction provides it the best opportunity to realize a potential return on its existing investment in light of its existing options.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

10.01	Contribution and Investment Agreement, dated November 20, 2005, by and among JJJ-RT, LLC, Sentex Sensing Technology, Inc., Regency Technology, Ltd., and Regency Acquisition, LLC.

10.02	Operating Agreement of Regency Acquisition, LLC

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sentex Sensing Technology, Inc.

Date: November 29, 2005	/s/ Robert S. Kendall

Robert S. Kendall, Chief Executive Officer